                                                                   EXHIBIT 10.52


                        --------------------------------
                     QUOTA PURCHASE AND ASSIGNMENT AGREEMENT
                                  BY AND AMONG
                            MCAFEE ASSOCIATES, INC.,
     MCAFEE DO BRASIL LTDA., COMPUSUL-CONSULTORIA E COMERCIO DE INFORMATICA
        LTDA., AND THE STOCKHOLDERS OF COMPUSUL-CONSULTORIA E COMERCIO DE
                                INFORMATICA LTDA.

                                 APRIL 14, 1997
                         -------------------------------

                                TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
ARTICLE I - THE PURCHASE.....................................................................1
        1.1  Purchase and Sale...............................................................1
        1.2  Delivery of Net Revenue Schedule................................................2
        1.3  Allocation of Purchase Price Among Stockholders.................................2
        1.4  Closing.........................................................................3
        1.5  Currency........................................................................3

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF COMPUSUL AND STOCKHOLDERS.....................3
        2.1  Organization of Compusul........................................................3
        2.2  Capitalization..................................................................4
        2.3  Authority, No Conflict, Required Filings and Consents...........................4
        2.4  Compusul Financial Statements...................................................5
        2.5  No Undisclosed Liabilities......................................................5
        2.6  Accounts Receivable.............................................................5
        2.7  Absence of Certain Changes or Events............................................6
        2.8  Taxes...........................................................................7
        2.9  Intellectual Property...........................................................8
        2.10  Agreements, Contracts and Commitments.........................................10
        2.11  Labor Difficulties; No Discrimination.........................................11
        2.12  Trade Regulation..............................................................12
        2.13  Litigation....................................................................12
        2.14  Employee Benefit Plans........................................................12
        2.15  Compliance with Laws..........................................................13
        2.16  Governmental Authorizations and Regulations...................................13
        2.17  Corporate Documents...........................................................13
        2.18  No Misrepresentation..........................................................13
        2.19  Restrictions on Business Activities...........................................13
        2.20  No Brokers....................................................................13
        2.21  Insurance.....................................................................13
        2.22  Interested Party Transactions.................................................14
        2.23  Books and Records.............................................................14
        2.24  Government Contracts..........................................................14
        2.25  Severance Arrangements........................................................14
        2.26  Banking Relationships.........................................................15
        2.27  Distribution Agreements.......................................................15

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF MCAFEE......................................15
        3.1  Organization and Good Standing.................................................15
        3.2  Authority, No Conflict, Required Filings and Consents..........................15
        3.3  Litigation.....................................................................16

ARTICLE IV - CONDUCT OF BUSINESS............................................................17
        4.1  Covenants of Compusul..........................................................17

        4.2  Cooperation....................................................................18
        4.3  Notice of Breach...............................................................19

ARTICLE V - ADDITIONAL AGREEMENTS...........................................................19
        5.1  No Solicitation................................................................19
        5.2  Compusul Consents..............................................................19
        5.3  Access of Information..........................................................19
        5.4  Legal Conditions to Purchase...................................................20
        5.5  Public Disclosure..............................................................20
        5.6  Additional Agreements, Reasonable Efforts......................................20

ARTICLE VI - CONDITIONS TO EXCHANGE.........................................................20
        6.1  Conditions to Each Party's Obligation to Effect the Purchase...................20
        6.2  Additional Conditions to Obligations of McAfee.................................21
        6.3  Additional Conditions to Obligations of Compusul...............................22

ARTICLE VII - TERMINATION AND AMENDMENT.....................................................22
        7.1  Termination....................................................................22
        7.2  Effect of Termination..........................................................23

ARTICLE VIII - SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS........................23
        8.1  Survival.......................................................................23

ARTICLE IX  ESCROW AND INDEMNIFICATION......................................................24
        9.1  Indemnity......................................................................24
        9.2  Escrow Fund....................................................................24
        9.3  Escrow Period..................................................................24
        9.4  Protection of Escrow Fund......................................................25
        9.5  Claims Upon Escrow Fund........................................................25
        9.6  Objections to Claims...........................................................25
        9.7  Resolution of Conflicts........................................................25
        9.8  Distribution Upon Termination of Escrow Period.................................26
        9.9  Former Compusul Stockholder Agent..............................................26
        9.10  Actions of the Former Compusul Agent..........................................27
        9.11  Third-Party Claims............................................................27

ARTICLE X- MISCELLANEOUS....................................................................28
        10.1  Notices.......................................................................28
        10.2  Interpretation................................................................30
        10.3  Counterparts..................................................................30
        10.4  Entire Agreement; No Third Party Beneficiaries................................30
        10.5  Governing Law.................................................................30
        10.6  Assignment....................................................................30
        10.7  Attachments and Schedules.....................................................30
        10.8  Severability..................................................................30
        10.9  Fees and Expenses.............................................................30
        10.10  Amendment....................................................................31
        10.11  Extension, Waiver............................................................31

        10.12  Remedies of McAfee...........................................................31
        10.13  Attorneys' Fees..............................................................31


SCHEDULE  A        -      SCHEDULE OF STOCKHOLDERS

EXHIBIT 1.1        -      EARNOUT SCHEDULE

EXHIBIT 6.1(C)     -      ESCROW AGREEMENT

EXHIBIT 6.1.(D)    -      EMPLOYMENT AGREEMENT

EXHIBIT 6.2(G)     -      NON-COMPETITION AGREEMENT

EXHIBIT 6.2(J)     -      OPINION FROM STROETER, HALLACK, APOCALYPSE

DISCLOSURE SCHEDULE



        "Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules to this Quota Purchase Assignment Agreement have been omitted. Such exhibits and schedules will be submitted to the Securities and Exchange Commission upon request."

                     QUOTA PURCHASE AND ASSIGNMENT AGREEMENT

         This QUOTA PURCHASE AND ASSIGNMENT AGREEMENT (the "Agreement"), dated as of April 14, 1997, is entered into by and among McAfee Associates, Inc., a Delaware corporation ("McAfee"), McAfee do Brasil Ltda., a limited liability company duly incorporated under the Laws of Brazil, with head offices in the City of Sao Paulo, State of Sao Paulo, at Rua Boa Vista, 254, 7th floor, suite 721, enrolled with C.G.C. under No. 01.550.586/0001-20 ("Sub"),
Compusul-Consultoria e Comercio de Informatica Ltda., a limited liability company with head offices in the City of Sao Paulo, State of Sao Paulo, at Rua Unapitinga, 81, enrolled with C.G.C. under No. 63.051.171/0001-60, ("Compusul"), and the stockholders of Compusul ("Stockholders"), all of whom are listed on the Schedule of Stockholders attached hereto as Schedule A.

         WHEREAS, the Stockholders own an aggregate of 210,000 quotas of the stock of Compusul (collectively, the "Compusul Stock"), constituting all of the issued and outstanding stock of Compusul; and

         WHEREAS, Sub desires to purchase all of the Compusul Stock, and the Stockholders desire to sell to Sub all the Compusul Stock for cash, subject to the terms and conditions of this Agreement (the "Purchase").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements, the parties agree as set forth below.

                                    ARTICLE I

                                  THE PURCHASE

         1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Stockholder agrees to sell, assign, and deliver to Sub that number of quotas of Compusul Stock set forth opposite such Stockholder's name on the Schedule of Stockholders, free and clear of all liens, claims, options, charges and encumbrances whatsoever, in exchange for the purchase price ("Purchase Price"), to be paid or payable by Sub to the stockholders for the Compusul Stock, which shall be up to Three Million Six Hundred Thousand Dollars ($3,600,000), consisting of the following:

               (a) Two Million Three Hundred Forty Thousand Dollars ($2,340,000) all of which shall be payable by check or wire transfer to the Stockholders at the Closing. This amount includes a Five Hundred and Ten Thousand Dollars ($510,000) paid by Sub in aggregate as compensation for the Non-Competition Agreement referred to in paragraph 6.2(g). Each Stockholder shall receive, as compensation for entering into the Non-

Competition Agreement, the amount of One Hundred and Seventy Thousand Dollars ($ 170,000) on the Closing Date;

               (b) Two Hundred Sixty Thousand Dollars ($260,000) , to be subject to adjustment as provided in Article IX below, payable by check or wire transfer to the Escrow Agent (as defined herein) in accordance with the provisions of
Article IX and the term of the Escrow Agreement (as defined herein);

               (c) payable by check or wire transfer to the Stockholders, within 60 days after each of September 30, 1997, and March 31, 1998 (each an "Earnout Payment") provided that Compusul recognizes Net Revenue (as defined below) for the six-month period ending September 30, 1997 and March 31, 1998 that equals or exceeds the Target Net Revenue amount for such periods as set forth on the Earnout Schedule attached hereto as Exhibit 1.1. In order for any portion of the Earnout Payment to become payable by Sub, recognized Net Revenue for such period must be equal to or greater than 90% of the Target Net Revenue amount set forth on the Earnout Schedule.

                    (i) If Compusul does not recognize at least 90% of the Target Net Revenue for such period, no Earnout Payment for such period shall become payable to the Stockholders.

                    (ii) If the recognized Net Revenue for such period is equal to or greater than the 90% of Target Net Revenue but less than the Target Net Revenue then the amount of Earnout Payment payable by Sub to the Stockholders shall be as set forth on the Earnout Schedule. "Net Revenue" shall mean all revenue (i) recognized by Compusul on a monthly basis from customers less value added based taxes, duties and uncollectible amounts (including provisions and reserves therefor) and (ii) currently billable under the terms of its contract and payable within 30 days of billing. Net Revenue shall be recognized under this Agreement using Compusul historical recognition policy .In the event that after the Closing McAfee decides to alter Compusul's business strategy or practice, the parties undertake to enter into good faith negotiations to adapt to the extent necessary the Target Net Revenue.

         1.2 Delivery of Net Revenue Schedule. As soon as possible after each of the dates set forth in Section 1.1(c) above but in no event later than ten (10) days thereafter, Compusul shall deliver to McAfee a Net Revenue Schedule setting forth the Net Revenue of Compusul for the six-month period ending on the applicable date set forth in Section 1.1(c). The Net Revenue Schedule shall be true and correct as of such period, shall be in accordance with generally accepted accounting practices of Brazil ("Brazil GAAP") applied on a basis consistent with previous periods, and shall be reviewed and approved by McAfee and, at McAfee's discretion, McAfee's independent accountants. Such review shall occur within twenty (20) days after receipt by McAfee of the Net Revenue Schedule. Failure of McAfee to respond within such twenty (20) day period shall be deemed acceptance by McAfee.

         1.3 Allocation of Purchase Price Among Stockholders. The Purchase Price shall be allocated among the Stockholders pro rata in accordance with each Stockholder's percentage holding in Compusul as provided on the Schedule of Stockholders attached as Schedule A hereto. Any amounts of the Purchase Price which are adjusted in accordance with the terms of this Agreement shall be allocated in accordance with such Stockholder's ownership percentage in Compusul as set forth on the Schedule of Stockholders.

         1.4 Closing. The closing of the Purchase (the "Closing") will take place on a date to be specified by McAfee and Compusul which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article VI of this Agreement (the "Closing Date") at the offices of Pinheiro Neto Advogados, at Rua Boa Vista, 254, 9th Floor, in the City of Sao Paulo, S.P. , or such other place as agreed to in writing by McAfee and Compusul. Upon the Closing the parties shall execute the proper amendment to the Articles of Association of Compusul so as to reflect the transfer of Compusul Stock from each of the Stockholders to Sub.

         1.5 Currency. The amounts in U.S. dollars are indicated herein for convenience purposes only. The amounts established in Clause 1.1(a) shall be paid in Brazilian currency, in accordance with the average commercial exchange rate published by the Central Bank of Brazil (SISBACEN) at 11a.m. on the Closing. The same rule shall apply to the amounts indicated in item 1.1.(b). The amounts established in Clause 1.1.(c) and Exhibit 1.1. shall be adjusted in accordance with the variation of the IGP-M (Indice Geral de Precos - Mercado) from this date until the date of their actual payment if so authorized under Brazilian law. Unless otherwise specified, all references in this Agreement "cash," "cent," "dollars," or "$" shall mean United States dollars.

                                   ARTICLE II

           REPRESENTATIONS AND WARRANTIES OF COMPUSUL AND STOCKHOLDERS

               Each of Compusul and the Stockholders hereby represent and warrant to McAfee that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule delivered by Compusul to McAfee on or before the date of this Agreement (the "Compusul Disclosure Schedule").

         2.1 Organization of Compusul.

               (a) Compusul is a corporation duly organized, validly existing and in good standing under the laws of Brazil, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations (a "Material Adverse Effect") of Compusul.

               (b) Compusul does not directly or indirectly own any equity or similar interest in, or any interest convertible into or purchasable or exercisable for an equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         2.2 Capitalization.

               (a) The capital stock of Compusul consists of 210,000 quotas and have been duly subscribed and paid up by the Stockholders.

               (b) The Stockholders own all of the outstanding quotas of Compusul Stock, free and clear of any liens, claims, encumbrances or proprietary interests of any third party. There are no obligations, contingent or otherwise, of Compusul to repurchase, redeem or otherwise acquire any quotas of Compusul Stock, or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

               (c) There are no equity securities of any class of Compusul, or any security purchasable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Compusul or any Stockholder is a party or by which any of them is bound obligating Compusul to issue, deliver or sell, or cause to be issued, delivered or sold, additional quotas of capital stock of Compusul or obligating Compusul to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no voting trusts or other agreements or understandings to which Compusul or any Stockholder is a party with respect to the voting of the capital stock.

         2.3 Authority; No Conflict; Required Filings and Consents.

               (a) Compusul and the Stockholders have all requisite power, corporate or otherwise, and authority to enter into this Agreement and the other Transaction Documents to which they are a party and to carry out their respective obligations and consummate the transactions contemplated hereunder and thereunder. "Transaction Documents" shall mean this Agreement, the Escrow Agreement, the Noncompetition Agreements, the Employment Agreements, and such other documents, agreements or instruments contemplated hereunder or thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, corporate or otherwise, on the part of Compusul and the Stockholders. This Agreement has been duly executed and delivered by Compusul and the Stockholders and constitutes the valid and binding obligation of Compusul and the Stockholders, enforceable against each of them in accordance with its terms, except as such terms may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally and except as the indemnification provisions of Article IX hereto may be limited by principles of public policy. The other Transaction Documents, when duly executed and delivered by Compusul and the Stockholders, will constitute valid and binding obligations of Compusul and the Stockholders, enforceable in accordance with their respective terms, except as such terms may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally and except as the indemnification provisions of Article IX hereto may be limited by principles of public policy.

               (b) The execution and delivery of this Agreement and the other Transaction Documents by Compusul and the Stockholders do not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Association of Compusul, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Compusul is a party or by which any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Compusul or any of its properties or assets, except in the case of (ii) and (iii) for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations or losses of benefits which would not have a Material Adverse Effect on Compusul. No consent of any person who is a party to a contract to which Compusul is a party is required to be obtained on the part of Compusul to permit the transactions contemplated herein, except where the failure to obtain such consent would not have a Material Adverse Effect on Compusul.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Compusul in connection with the execution and delivery of this Agreement, the other Transaction Documents, or the consummation of the transactions contemplated hereby.

         2.4 Compusul Financial Statements. Compusul has delivered to McAfee, Compusul's balance sheet as of December 31, 1996, and its statement of operations and statement of stockholders' equity and statement of cash flows for the twelve months ended December 31, 1996 together with a balance sheet as of March 31, 1997 and an unaudited statement of operations, for the three-month period then ended (collectively, the "Compusul Financial Statements"). The Compusul Financial Statements agree with Compusul's books and records, have been prepared in accordance with Brazil GAAP consistently applied and fairly present in all respects the financial position of Compusul as of its respective dates and the results of Compusul's operations for the periods then ended, subject to normal year-end adjustments that are not material to Compusul and except that the unaudited statements may not contain the notes required by Brazilian GAAP. Except as stated in the Compusul Financial Statements, Compusul is not a guarantor or indemnitor of any indebtedness of any person, firm or corporation.

         2.5 No Undisclosed Liabilities. Compusul does not have any liabilities, either accrued or contingent (whether or not required to be reflected in the Compusul Financial Statements in accordance with Brazil GAAP), whether due or to become due, which individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Compusul, other than (i) liabilities reflected in the Compusul Financial Statements, (ii) liabilities specifically described in this Agreement or the Compusul Disclosure Schedule, and (iii) normal or recurring liabilities incurred since the date of the Compusul Financial Statements in the ordinary course of business consistent with past practices and not material to Compusul.

         2.6 Accounts Receivable. The accounts receivable shown on the latest interim balance sheet contained in the Compusul Financial Statements arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in such balance sheet. Allowances for doubtful accounts and returns are adequate and have been prepared in accordance with the past practices of Compusul. The accounts receivable of Compusul arising after the date of the Compusul Financial Statements and prior to the Closing arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of Compusul. None of the accounts receivable are subject to any material claim of offset or recoupment, or counterclaim and Compusul has no knowledge of any specific facts that would be reasonably likely to give rise to any such claim. No material amount of receivables are contingent upon the performance by Compusul of any obligation and no agreement for deduction or discount has been made with respect to any accounts receivable.

         2.7 Absence of Certain Changes or Events. Since March 31, 1997, Compusul has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, Compusul has not:

               (a) suffered any material adverse change in its financial condition, its results of operations or its business, or any material adverse changes in its unaudited balance sheet at March 31, 1997 (analyzed as if prepared according to Brazil GAAP) (a "Material Adverse Change"), including but not limited to cash distributions or material decreases in the net assets of Compusul;

               (b) suffered any damage, destruction, loss, or change whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on Compusul;

               (c) granted or agreed to make any material increase in the compensation payable or to become payable by Compusul to its officers or employees;

               (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the quotas of the capital stock of Compusul or declared any direct or indirect redemption, retirement, purchase or other acquisition by Compusul of such quotas;

               (e) issued any quotas of capital stock of Compusul or any warrants, rights, options or entered into any commitment relating to the quotas of Compusul or altered any outstanding security;

               (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

               (g) sold, leased, abandoned or otherwise disposed of any real property or any material amounts of machinery, equipment or other operating property other than in the ordinary course of business;

               (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, proprietary rights, software, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset except in the ordinary course of its business;

               (i) suffered any labor dispute or charge for unfair labor practice;

               (j) entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business;

               (k) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind;

               (l) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $10,000, or in the aggregate, in excess of $25,000;

               (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its affiliates, officers, directors or stockholders or any Affiliate of any of the foregoing;

               (n) made any amendment to or terminated any material agreement;

               (o) agreed to take any action described in this Section 2.7 or which would constitute a breach of any of the representations contained in this Agreement;

               (p) any amendments or changes in its charter documents; or

               (q) granted any powers of attorney.

               (r) except as disclosed in the Compusul Disclosure Schedule, taken any other action that would have required the consent of McAfee pursuant to Section 4.1 (a) through (n) of this Agreement (and which has not been obtained) had such action occurred after the date of this Agreement and that would be reasonably likely to have a Material Adverse Effect on Compusul.

         2.8 Taxes.

               (a) Compusul has prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed at or before the date of this Agreement ("Returns") relating to any and all Taxes concerning or attributable to Compusul, or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law. "Tax" or, collectively, "Taxes," shall mean any and all material federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes, social contribution, unemployment fund ("FGTS"), social security contributions ("INSS") based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. There are no tax liens on any property or assets of Compusul. There have been no audits or examinations of any Returns by any applicable governmental agency. No state of facts exists or has existed which would be reasonably likely to constitute grounds for the assessment of any penalty or of any material Tax liability beyond that shown on the respective Returns. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Return for any period. For purposes of this Section 2.8, "Material Tax Liability" shall be defined as liability in excess of $10,000 in the aggregate.

               (b) Compusul, as of the date of this Agreement: (i) has paid all Taxes it is required to pay prior to the Closing and (ii) has withheld with respect to its employees all income taxes and other Taxes required to be withheld, except where any failure to make such payment or withholding would not be reasonably likely to have a Material Adverse Effect on Compusul.

               (c) Compusul does not have any material liabilities for unpaid local and foreign Taxes that have not been accrued for or reserved on the Compusul Financial Statements, whether asserted or unasserted, contingent or otherwise.

               (d) Compusul is not a party to any tax-sharing agreement or similar arrangement with any other party.

               (e) Compusul is not currently under any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

               (f) Compusul has not declared or paid any dividends from Compusul's profits since January 1, 1997.

         2.9 Intellectual Property.

               (a) Compusul owns, is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (excluding Commercial Software as defined below) that are necessary to (i) conduct the business of Compusul as currently conducted and as proposed to be conducted, (ii) or to distribute new products or versions of existing products planned for distribution (including without limitation all distribution rights), free and clear of all liens, claims or encumbrances (all of which are referred to as the "Compusul Intellectual Property Rights"). The Licensed Intellectual Property, as defined below, grants Compusul such rights as are employed in or necessary to the business of Compusul as conducted and as proposed to be conducted and is valid and enforceable and in full force and effect. The Compusul Disclosure Schedule contains an accurate and complete list of (i) all patents and patent applications and all registered trademarks, registered copyrights, registered trade names and service marks used by Compusul in its business as conducted and as proposed to be conducted, including the jurisdictions in which each such item has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements pursuant to which any person is authorized to use any Compusul Intellectual Property Rights, and (iii) all licenses, sublicenses and other agreements as to which Compusul is a party and pursuant to which Compusul is authorized to use any third party technology, trade secret, know-how, process, patents, trademarks or copyrights, including software ("Licensed Intellectual Property").

               (b) Compusul is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Compusul Intellectual Property Rights or any Licensed Intellectual Property.

               (c) Compusul (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) has no knowledge that the manufacturing, marketing, licensing, sale or other exploitation of Compusul products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (iii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any of its licenses or agreements relating thereto or to any Compusul Intellectual Property Right. There is no valid basis for any claim of the type specified in the immediately preceding sentence which would be reasonably likely in any material way to relate to or interfere with the continued enhancement and exploitation by Compusul of any Compusul products. The use or exploitation of any patents, trademarks, trade names, copyrights, software, technology, know-how or processes by Compusul in its current business does not infringe on the rights of, or constitutes misappropriation of, any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name.

               (d) Except with respect to the rights of third parties to the Licensed Intellectual Property, no third party has any right to manufacture, reproduce, distribute, market or exploit any works, products or materials of Compusul.

               (e) No employee of Compusul is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with Compusul or, to Compusul's knowledge, any other party because of the nature of the business conducted by Compusul or proposed to be conducted by Compusul.

               (f) Each person presently or previously employed by Compusul (including independent contractors, if any) with access to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to McAfee or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of Compusul and such person, enforceable in accordance with their respective terms. Neither the execution or delivery of such agreements, nor the carrying on of Compusul's business as employees by such persons, nor the conduct of Compusul's business as currently anticipated, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such persons is obligated.

               (g) No product liability or warranty claims which individually or in the aggregate which could reasonably be expected to exceed $10,000 have been communicated to or to Compusul's knowledge, threatened against Compusul nor, to Compusul's knowledge, is there any specific situation, set of facts or occurrence that provides a valid basis for such claim.

               (h) "Commercial Software" means packaged commercially available software programs generally available in a shrink-wrap format through retail channels which have been licensed to Compusul pursuant to end-user licenses and which are used internally in Compusul's business but are in no way a component of or incorporated in or specifically required to develop or support any product of Compusul.

         2.10 Agreements, Contracts and Commitments. Section 2.10 of the Compusul Disclosure Schedule sets forth a list of any of the following written or oral contracts, understandings, agreements, proposed transactions, and other instruments (collectively, "Major Contracts"), copies of each of which written contracts, agreements or instruments have been delivered to McAfee's counsel:

               (a) licenses of any patent, copyright, trade secret or other proprietary right by Compusul;

               (b) continuing contracts for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from Compusul in an amount in excess of $25,000 per annum;

               (c) contracts providing for the development of software for, or license of software to, Compusul, or other Intellectual Property Rights used or incorporated in one or more of Compusul's products;

               (d) joint venture contracts or other agreements which have involved or are reasonably expected to involve a sharing of profits or losses in excess of $25,000 per annum with any other party;

               (e) indentures, mortgages, promissory notes, loan agreements, guarantees or other agreements or commitments for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized;

               (f) leases or other agreements under which Compusul is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $25,000 per annum;

               (g) all agreements or arrangements for the sale, distribution or transfer of any assets, properties or rights;

               (h) agreements which restrict Compusul from engaging in any aspect of its business or competing in any line of business in any geographic area or in any functional area or that requires Compusul to distribute or use exclusively a third party technology or product;

               (i) sales contracts, commitments or proposals (including, without limitation, porting and development projects) of Compusul;

               (j) written dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreements for the ongoing distribution of Compusul products;

               (k) contracts or commitments for the employment of any officer, employee or consultant or any other type of contract or understanding with any officer, employee or consultant which is not immediately terminable without cost or other liability (except for limitations on such termination rights as exist under applicable laws);

               (l) any other loan or credit agreements, notes, bonds, mortgages, indentures, leases or other material agreements which are not otherwise disclosed elsewhere in the Compusul Disclosure Schedule, the breach or termination of which would have a Material Adverse Effect on Compusul;

               (m) any agreements relating to Compusul Intellectual Property Rights or other material agreements relating to Compusul Products; and

               (n) obligations or understandings which are material to the financial position of Compusul with respect to the return to Compusul inventory or merchandise in the possession of other wholesalers, distributors, subdistributors, retailers, or other customers.

               (o) All contracts, agreements and instruments of Compusul are valid, binding, in full force and effect, and enforceable by Compusul in accordance with their respective terms except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. To Compusul's and the Stockholders' knowledge, no party to any contract, agreement or arrangement of Compusul intends to cancel, modify or amend such contract, agreement or arrangement, and neither Compusul nor any party to a contract, agreement or arrangement of Compusul is in breach of such contract, agreement or arrangement and no party to any contract, agreement or arrangement of Compusul will terminate such contract, agreement or arrangement as a result of the Purchase.

         2.11 Labor Difficulties; No Discrimination.

               (a) Compusul is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.

               (b) There is no unfair labor practice complaint against Compusul actually pending or, to Compusul's knowledge, threatened.

               (c) There is no strike, labor dispute, slowdown, or stoppage actually pending or, to Compusul's knowledge, threatened against Compusul.

               (d) There have been no union representation claims made to Compusul with respect to the employees of Compusul, and to Compusul's knowledge, no union organizing activities are taking place.

               (e) Compusul has not experienced any material work stoppage or other material labor difficulty.

               (f) There has been no claim, actual or alleged, against Compusul based on race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor, to Compusul's knowledge, is there any valid basis for any such claim.

         2.12 Trade Regulation. Compusul has not within the past three years terminated its relationship with or refused to ship products to any dealer, distributor, subdistributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay Compusul in excess of Ten Thousand Dollars ($10,000) over any consecutive twelve (12) month period. All of the prices charged by Compusul in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or threatened against Compusul with respect to wrongful termination of any dealer, manufacturer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to Compusul's knowledge, no specific situation, set of facts, or occurrence provides any valid basis for any such claim.

         2.13 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against Compusul pending or threatened, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Compusul.

         2.14 Employee Benefit Plans. Compusul is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Compusul, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Compusul of the nature contemplated by this Agreement,
(iii) agreement with any officer of Compusul providing any term of employment or compensation guarantee extending for a period longer than six months from the date hereof or for the payment of compensation in excess of $50,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. There is no unfunded prior service cost with respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by Compusul. Compusul has no bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal.

         2.15 Compliance with Laws. Compusul has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation or applicable laws and regulations of foreign governments with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not be reasonably likely to have a Material Adverse Effect on Compusul.

         2.16 Governmental Authorizations and Regulations. All licenses, franchises, permits and other governmental authorizations held by Compusul are valid and sufficient for the business presently carried on by Compusul.

         2.17 Corporate Documents. Compusul has furnished to McAfee, or its representatives, for its examination: (i) its minute books containing all records of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof and (ii) all permits, orders and consents issued by any regulatory agency with respect to Compusul, or any securities of Compusul, and all applications for such permits, orders and consents. The corporate minute books and other corporate records of Compusul are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in material compliance with the laws of the applicable jurisdiction.

         2.18 No Misrepresentation. No representation or warranty by Compusul in this Agreement, any other Transaction Document, nor any certificate or schedule furnished or to be furnished by or on behalf of Compusul pursuant to this Agreement, when taken together with the foregoing, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading. Compusul has delivered true and complete copies of all documents requested by McAfee and which are referred to in this Article II or in any Schedule delivered by Compusul to McAfee. Compusul and the Stockholders make and have made no representations or warranties to McAfee other than those specifically expressed in this Article II. Compusul and the Stockholders make and have made no representations and warranties as to the accuracy or completeness of any information, whether in written, oral, magnetic or other form, that has been disclosed to or made available to McAfee, other than the representations or warranties specifically expressed in this Article II.

         2.19 Restrictions on Business Activities. There is no judgment, injunction, order or decree binding on Compusul which has or reasonably would be expected to have the effect of prohibiting or materially impairing any current business practice of Compusul or any acquisition of material property by Compusul.

         2.20 No Brokers. Compusul has not and will not incur any brokerage, finder's, financial advisory, investment banking or similar fee in connection with the transactions contemplated by this Agreement.

         2.21 Insurance. Compusul maintains and has maintained adequate insurance coverage with respect to its business, the failure of which would not have a Material Adverse Effect on Compusul. Section 2.21 of the Compusul Disclosure Schedule contains a list of all insurance policies presently in effect, and correct and complete copies of all such policies along with a history of claims made under such policies have been provided to McAfee or McAfee's counsel.

         2.22 Interested Party Transactions. No officer, director, employee or consultant of Compusul nor any member of such person's immediate family currently has or has had, either directly or indirectly, a material interest in:
(i) any person or entity which purchases from or sells, licenses or furnishes to Compusul any goods, property, technology or intellectual or other property rights or services; or (ii) any contract or agreement to which Compusul is a party or by which it may be bound or affected.

         2.23 Books and Records. The books, records and accounts of Compusul (a) have been maintained at Compusul's principal place of business in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Compusul, and (c) accurately and fairly reflect the basis for the Compusul Financial Statements. Compusul has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with Brazil GAAP, US GAAP or any other criteria applicable to such statements and (ii) to maintain accountability for assets.

         2.24 Government Contracts. All representations, certifications and disclosures made by Compusul to any Government Contract Party (as defined below) have been in all material respects current, complete and accurate at the times they were made. Compusul has no knowledge of, and has no reason to know of, any acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) relating to any of Compusul's contracts with any Government Contract Party (as defined below) in either case that have led to or could lead to, either before or after the Closing, (a) any claim or dispute involving Compusul and/or McAfee as successor in interest to Compusul and any Government Contract Party, or (b) any suspension, debarment or contract termination, or proceeding related thereto. Compusul has no knowledge of, and has no reason to know of, any act or omission that relates to the marketing, licensing or selling to any Government Contract Party of any of Compusul technical data and computer software and that has led to or could lead to, either before or after the Closing, any Material Adverse Effect on any of Compusul's rights in and to its technical data and computer software. Except for
(i) Brazilian or provincial government incentives for certain nonmaterial employees, and (ii) research tax credits, all of Compusul's development of technical data and computer software was developed exclusively at private expense. For purposes of this Agreement, the term "Government Contract Party" means any independent or executive agency, division, subdivision, audit group or procuring office of Brazilian federal or provincial, or United States federal government, including any prime contractor of either such federal government and any higher level subcontractor of a prime contractor of either such federal government, and including any employees or agents thereof, in each case acting in such capacity.

         2.25 Severance Arrangements. Except as required by applicable law, Compusul has not entered into any severance or similar arrangement in respect of any employees that provides for any obligation (absolute or contingent) of Compusul or any other person to make any payment to any such employee following termination of employment.

         2.26 Banking Relationships. The Compusul Disclosure Schedule sets forth a complete and accurate description of all arrangements that Compusul has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of Compusul in respect of any of the foregoing.

         2.27 Distribution Agreements. Section 2.27 of the Compusul Disclosure Schedule lists any and all distribution contracts, agreements or arrangements to which Compusul is a party and those parties for which Compusul distributes products. Such agreements are valid, binding and in full force and effect. Compusul is not in breach of any such agreement nor is Compusul aware that any other party to such agreement is in breach. No such agreement shall be breached or terminated as a result of the Purchase.

         2.28. Unauthorized Use of Compusul's Name. Compusul is aware that third parties have used the name "Compusul" and/or Compusul's address upon issuing invoices to such third party customers without authorization from Compusul nor with Compusul's knowledge. Compusul and the Stockholders further represent that Compusul has taken the proper legal remedies to prevent any responsibility arising out of this fact that could have a material adverse impact on Compusul's assets or ability to carry out its business.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF McAFEE AND SUB

         McAfee and Sub represent and warrant to Compusul that the statements contained in this Article III are true and correct.

         3.1 Organization and Good Standing. McAfee and Sub are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation, have all requisite corporate power to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted and as proposed to be conducted, and are duly qualified to do business and are in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on McAfee.

         3.2 Authority; No Conflict; Required Filings and Consents.

               (a) McAfee and Sub have or will have, prior to Closing, all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which they are a party and to carry out their obligations and consummate the transactions contemplated hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have or will have, prior to Closing, been duly authorized by all necessary corporate action on the part of McAfee. This Agreement has been duly executed and delivered by McAfee and Sub and constitutes the valid and binding obligation of McAfee and Sub, enforceable against each of them in accordance with its terms, except as such terms may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally and except as the indemnification provisions of
Article IX hereto may be limited by principles of public policy. The other Transaction Documents, when duly executed and delivered by McAfee and Sub, will constitute valid and binding obligations of McAfee and Sub, enforceable in accordance with their respective terms, except as such terms may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally and except as the indemnification provisions of Article IX hereto may be limited by principles of public policy.

               (b) The execution and delivery of this Agreement and the other Transaction Documents by McAfee and Sub, do not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not (i) conflict with or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of McAfee or the Articles of Association of Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which McAfee or Sub is a party or by which their respective properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to McAfee or Sub or any of their respective properties or assets, except in the case of (ii) and (iii) for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations or losses of benefits which would not be reasonably likely to have a Material Adverse Effect on McAfee or Sub, taken as a whole. No consent of any person who is a party to a contract that is material to McAfee's and Sub's business, taken as a whole, is required to be obtained on the part of McAfee to permit the transactions contemplated herein, except where the failure to obtain such consent would not have a Material Adverse Effect on McAfee and Sub, taken as a whole.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to McAfee or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for consents, authorizations, filings, approvals and registrations which, if not obtained or made, would be reasonably likely to have a Material Adverse Effect on McAfee or Sub, taken as a whole.

         3.3 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against McAfee or Sub pending, or to McAfee's or Sub's knowledge, threatened, which would be reasonably likely to have a Material Adverse Effect on the ability of McAfee or Sub to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

         3.4. Independent Appraisal. McAfee hereby states that it has conducted its own independent appraisal of Compusul, having received or had access to all required information and records of Compusul prior to establishing the Purchase Price and agreeing to the terms and conditions of this Agreement. McAfee has also verified all the disclosures of Compusul and the Stockholders with the full collaboration of Compusul and the Stockholders. This statement, however, does not relieve the Stockholders from any liability and does not represent a waiver of McAfee in relation with any of the representations and warranties made by Compusul and the Stockholders under this Agreement.

                                   ARTICLE IV

                               CONDUCT OF BUSINESS

         4.1 Covenants of Compusul. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Closing, Compusul agrees (except to the extent that McAfee shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, subject to good faith disputes over such obligations, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Closing. Compusul shall promptly notify McAfee of any event or occurrence not in the ordinary course of business of Compusul. Except as expressly contemplated by this Agreement, neither Compusul nor the Stockholders shall, without the prior written consent of McAfee:

               (a) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Compusul Intellectual Property Rights other than in the ordinary course of business consistent with past practices. Compusul shall not take any action to modify or that may cause a material adverse effect on the Compusul Intellectual Property Rights or on the ability of continuous use of such Compusul Intellectual Property Rights;

               (b) Enter into or amend any agreement which grants distribution rights to Compusul;

               (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for quotas of its capital stock, or purchase or otherwise acquire, directly or indirectly, any quotas of its capital stock;

               (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any quotas of its capital stock or securities convertible into quotas of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such quotas or other convertible securities;

               (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division, or otherwise acquire or agree to acquire, other than in the ordinary course of business, any assets which are material, individually or in the aggregate, to the business of Compusul;

               (f) Take any of the following actions: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in the ordinary course of business and in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any employee, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

               (g) Incur any additional indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Compusul or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

               (h) Amend or propose to amend its Articles of Association, except as contemplated by this Agreement;

               (i) Incur or commit to incur any capital expenditures (other than for non-equipment related research and development expenses) in excess of $25,000 in the aggregate;

               (j) Dispose of any material portion of its assets, except inventory in the ordinary course of business;

               (k) Enter into any lease or contract for the purchase or sale of any assets or other material portion of its property, real or personal, except in the ordinary course of business and for lease agreements involving amounts in excess of US$ 10,000, except with the prior written consent of McAfee;

               (l) Amend or terminate any Material Contract;

               (m) Waive or release any material right or claim;

               (n) Initiate any litigation or arbitration proceeding; or

               (o) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (n) above, or any action which is reasonably likely to make any of Compusul's representations or warranties contained in this Agreement untrue or incorrect in any respect on the date made or as of the Closing.

         4.2 Cooperation. Subject to compliance with applicable law, from the date hereof until the Closing, each of McAfee and Compusul shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Purchase and the transactions contemplated hereby.

         4.3 Notice of Breach. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which would cause any of its representations or warranties to be untrue on the Closing or cause a breach of any covenant contained or referenced in this Agreement and will use all reasonable commercial efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of the Compusul Disclosure Schedule.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 No Solicitation.

               (a) From and after the date of this Agreement until the Closing, Compusul shall not, directly or indirectly, through any officer, director, employee, representative or agent of Compusul, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of all or substantially all of the assets, sale of quotas of capital stock (including without limitation by way of a tender offer) or similar transactions involving Compusul, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal.

               (b) Compusul shall notify McAfee immediately (and no later than 24 hours) after receipt by Compusul (or its advisors) of any Acquisition Proposal or any request for information in connection with an Acquisition Proposal or for access to the properties, books or records of Compusul by any person or entity that informs Compusul that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

         5.2 Compusul Consents. Compusul shall use its best efforts to obtain all necessary consents, waivers and approvals under the Compusul Material Contracts in connection with the Purchase.

         5.3 Access to Information. Upon reasonable notice, Compusul shall afford to the officers, employees, accountants, counsel and other representatives of McAfee, access, during normal business hours during the period prior to the Closing, to all its properties, books, contracts, commitments and records and, during such period, all other information concerning its business, properties and personnel as McAfee may reasonably request.

         5.4 Legal Conditions to Purchase. Each of McAfee and Compusul will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Purchase (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them in connection with the Purchase.

         5.5 Public Disclosure. Compusul and McAfee shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Purchase or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except in the case of McAfee if such press release is required to comply with McAfee's disclosure obligations under U.S. securities laws, Securities and Exchange Commission and Nasdaq National Market rules and regulations.

         5.6 No payments of Dividends. Compusul shall not declare or pay any dividends from Compusul's profits.

         5.7 Additional Agreements; Reasonable Efforts. Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including cooperating fully with the other party and providing information. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. The parties shall execute the Amendment to the Articles of Association of Compusul so as to reflect the alterations in the stockholding agreed hereby.

                                   ARTICLE VI

                             CONDITIONS TO PURCHASE

         6.1 Conditions to Each Party's Obligation to Effect the Purchase. The respective obligations of each party to this Agreement to effect the Purchase shall be subject to the satisfaction prior to the Closing of the following conditions:

               (a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to obtain would be reasonably likely to have a Material Adverse Effect on McAfee or Compusul, shall have been filed, occurred or been obtained.

               (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Purchase or limiting or restricting McAfee's or Compusul's conduct or operation of the business of McAfee or Compusul after the Purchase shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Purchase which makes the consummation of the Purchase illegal.

               (c) Escrow Agreement. McAfee, the Escrow Agent and the Former Compusul Stockholder Agent shall have entered into an escrow agreement (the "Escrow Agreement") in the forms attached hereto as Exhibit 6.1(c).

               (d) Employment Agreement. Each of the Stockholders and Compusul shall have entered into an Employment Agreement ("Employment Agreement") in the form attached hereto as Exhibit 6.1(d).

         6.2 Additional Conditions to Obligations of McAfee. The obligation of McAfee to effect the Purchase is subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by McAfee in accordance with Section 10.11 hereof:

               (a) Representations and Warranties. The representations and warranties of Compusul and the Stockholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and McAfee shall have received a certificate signed on behalf of Compusul by the chief executive officer and the chief financial officer of Compusul to such effect.

               (b) No Material Adverse Change. There shall have been no Material Adverse Change in Compusul since the date of this Agreement.

               (c) Performance of Obligations of Compusul. Compusul shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and McAfee shall have received a certificate signed on behalf of Compusul by the chief executive officer and the chief financial officer of Compusul to such effect.

               (d) Consents. Compusul shall have received all written consents, waivers and approvals and taken such other actions necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow Compusul to carry on its business after the Purchase in the same manner immediately prior to the Purchase, including any consents, waivers and approvals under Compusul Material Contracts.

               (e) Amendment to the Articles of Association. The Stockholders shall sign or cause to be signed on their behalf the proper Amendments to the Articles of Association of Compusul so as to reflect the transfer Compusul Stock from each of the Stockholders to Sub.

               (f) Due Diligence. McAfee and its legal counsel shall have completed their due diligence investigation of Compusul to their sole satisfaction and shall not have become aware, to their sole discretion, of any facts or circumstances which could have an adverse effect on Compusul or McAfee.

               (g) Noncompetition Agreement. Each of the Stockholders and McAfee shall have executed and delivered a Noncompetition Agreement in the form attached hereto as Exhibit 6.2(g) (the "Noncompetition Agreement").

               (h) Regulatory Compliance And Approval. All permits, consents, approvals and waivers from governmental authorities necessary to the consummation of this Agreement and the transactions contemplated hereby and for the operation of the business of Compusul after the consummation of the Purchase and the ownership of the Compusul Intellectual Property Rights and distribution rights after the consummation of the Purchase shall have been obtained.

               (i) Resignations of Directors. McAfee shall receive upon the Closing originals of the resignations from office of each of the Directors of Compusul.

               (j) Legal Opinion. An opinion from Stroeter, Hallack, Apocalypse
- Advogados, legal counsel to Compusul and the Stockholders, in the form attached hereto as Exhibit 6.2(j).

         6.3 Additional Conditions to Obligations of Compusul. The obligation of Compusul to effect the Purchase is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Compusul in accordance with Section 10.11 hereof.

               (a) Representations and Warranties. The representations and warranties of McAfee set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Compusul shall have received a certificate signed on behalf of McAfee to such effect.

               (b) Performance of Obligations of McAfee. McAfee shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Compusul shall have received a certificate signed on behalf of McAfee to such effect.

               (c) Noncompetition Agreement. McAfee and each of the Stockholders shall have executed and delivered the Noncompetition Agreement.

               (d) Payment of Purchase Price. Stockholders shall have received payment in full of Two Million Three Hundred Forty Thousand Dollars($2,340,000), payable by check or wire transfer, in accordance with Section 1.1(a) and 1.5 hereof.

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

         7.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the matters presented in connection with the Purchase by the stockholders of Compusul:

               (a) by mutual written consent of McAfee and Compusul; or

               (b) by either McAfee or Compusul if the Purchase shall not have been consummated by April 30, 1997 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Purchase to occur on or before such date); or

               (c) by either McAfee or Compusul, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Purchase, except, if the party relying on such order, decree or ruling or other action has not materially complied with its obligations under Section 5.4 of this Agreement; or

               (d) by McAfee if any of the conditions to McAfee's obligations to effect the Purchase which are specified in Section 6.1 or Section 6.2 have not been met or waived by McAfee at such time as such condition is no longer reasonably capable of satisfaction (provided McAfee is not otherwise in material breach of its representations, warranties covenants or agreements under this Agreement); or

               (e) by Compusul or the Stockholders if any of the conditions to Compusul's obligation to effect the Purchase which are specified in Section 6.1 or Section 6.3 have not been met or waived by Compusul or the Stockholders at such time as such condition is no longer reasonably capable of satisfaction (provided Compusul is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement); or

               (f) by McAfee or Compusul, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within 10 business days following receipt by the breaching party of written notice of such breach from the other party.

               7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of McAfee, Compusul, or their respective officers, directors or stockholders, as the case may be, and further except to the extent that such termination results from the intentional breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

                                  ARTICLE VIII

              SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         8.1 Survival. Notwithstanding any investigation conducted before or after Closing, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which McAfee, the Stockholders or Compusul may have as a result of such investigation or otherwise, McAfee, the Stockholders and Compusul will be entitled to rely upon the other party's representations, warranties and covenants set forth in this Agreement.

The obligations of Compusul and the Stockholders with respect to their respective representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect following the Closing Date.

                                   ARTICLE IX

                           ESCROW AND INDEMNIFICATION

         9.1 Indemnity. From and after the Closing, and subject to the provisions of Section 8.1, McAfee shall be indemnified and held harmless by Compusul and the Stockholders against, and reimbursed for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (excluding any indirect or consequential damages to McAfee (such as lost profits), other than any such damages resulting from injunctive relief granted as to an intellectual property claim), but including reasonable attorneys' fees (excluding costs relating to in-house attorneys) and expenses, and the costs of investigation (excluding in-house costs of investigation) incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by McAfee as a result of any breach of (i) any representation, warranty, agreement or covenant on the part of Compusul and the Stockholders under this Agreement and (ii) any tax or other liability imposed on McAfee or Sub as a result of Compusul paying commissions or other compensation in the form of dividends (collectively the "Damages"). Damages in each case shall be net of the amount of any insurance proceeds, indemnity and contribution actually recovered by McAfee. "Damages" as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by McAfee in the absence of claims by a third party, excluding where McAfee has taken the initiative to provoke the relevant authority to make their claims.

         9.2 Escrow Fund. As security for the indemnity provided for in Section
9.1 hereof, an aggregate of Two Hundred Sixty Thousand Dollars ($260,000), subject to Section 1.5., shall be deposited by McAfee in an escrow account with Banco BBA- Creditanstalt S.A. (or other mutually acceptable institution) as Escrow Agent (the "Escrow Agent"), as of the Closing Date, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth in this Agreement and the provisions of an Escrow Agreement to be executed and delivered pursuant to Section 6.1(c). The Escrow Fund shall be allocated among the Stockholders on a pro-rata basis in accordance with the number of quotas of Compusul Stock held at Closing. Upon compliance with the terms hereof and subject to the provisions of this Article IX, McAfee shall be entitled to obtain indemnity from the Escrow Fund for Damages covered by the indemnity provided for in Section 9.1 of this Agreement. McAfee shall compensate the Escrow Agent for its services in maintaining the Escrow Fund.

         9.3 Escrow Period. The Escrow Fund shall remain in existence during the period of time (the "Escrow Period") between Closing and the date ending twelve
(12) months following the Closing Date ("the Termination Date"); provided, however, that thereafter the Escrow Fund shall remain subject to any indemnity claim set forth in an Officer's Certificate (as defined below) on or before the Termination Date, and until such time as such indemnity claim has been finally decided, settled or adjudicated.

         9.4 Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, in accordance with the terms of this Agreement and not as the property of McAfee, and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

         9.5 Claims Upon Escrow Fund.

               (a) Upon receipt by the Escrow Agent on or before the Termination Date of a certificate signed by the chief financial officer or chief executive officer of McAfee (an "Officer's Certificate"):

               (i) stating that McAfee or Sub has incurred, paid or properly accrued or knows of facts that may give rise to a reasonable probability that it will have to incur, pay or accrue Damages in an aggregate stated amount with respect to which McAfee is entitled to payment from the Escrow Fund pursuant to this Agreement; and

               (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, provided that these claims be certified in advance by accredited auditors as possible/anticipated liabilities that would be treated as deductible expenses by the Company pursuant to Brazilian GAAP when and if paid, the specific nature of the breach to which such item is related, the Escrow Agent shall, subject to the provisions of Section 9.6 of this Agreement, deliver to McAfee funds in an amount necessary to indemnify McAfee for the Damages claimed.

         9.6 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to Mr. Aldir Clementi, (the "Former Compusul Stockholder Agent") and for a period of thirty (30) days after such delivery, the Escrow Agent shall not deliver any funds pursuant to Article IX unless the Escrow Agent shall have received written authorization from the Former Compusul Stockholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the funds in accordance with Section 9.5, provided that no such payment may be made if the Former Compusul Stockholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

         9.7 Resolution of Conflicts.

               (a) Memorandum of Agreement. In case the Former Compusul Stockholder Agent shall so object in writing to the indemnity of McAfee in respect of any claim or claims made in any Officer's Certificate, the Former Compusul Stockholder Agent and McAfee shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Former Compusul Stockholder Agent and McAfee should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Escrow Fund in accordance with the terms thereof.

         (b) Arbitration. If no such agreement can be reached after good faith negotiation, either McAfee or the Former Compusul Stockholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both McAfee and the Former Compusul Stockholder Agent agree to arbitration; and in such event the matter shall be settled by arbitration conducted by a single arbitrator. McAfee and the Former Compusul Stockholder Agent shall jointly select an arbitrator. If McAfee or the Former Compusul Stockholder Agent fail to agree upon an arbitrator within thirty (30) days, an arbitrator shall be selected for them by the American Arbitration Association ("AAA"). The decision of the arbitrator so selected as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and, notwithstanding anything in Section 9.6, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments or distributions out of the Escrow Fund in accordance with such decision.

         (c) Judgment. Any such arbitration shall be held in San Jose, California under the commercial rules then in effect of the AAA. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. For the purposes of this Section 9.7(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, McAfee shall be deemed to be the non-prevailing party unless the arbitrators award McAfee more than 50% of the amount in dispute otherwise, the Stockholders shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration hereunder shall pay its own expenses, the fees of each arbitrator, the administrative fee of the AAA, and the expenses (including, without limitation, attorneys' fees and costs) incurred by the other party to the arbitration. To the extent that at the completion of the arbitration there are funds remaining in the Escrow Fund which are not subject to ongoing claims for Damages, such funds may be used by the Former Compusul Stockholder Agent to pay any expenses of the Stockholders under this Section 9.7.

         9.8 Distribution Upon Termination of Escrow Period. Within five (5) business days following the Termination Date, the Escrow Agent shall deliver to the Stockholders all of the funds in the Escrow Fund (including any interest accrued on such funds) in excess of any amount of such funds reasonably necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Officer's Certificate delivered to the Escrow Agent on or before the Termination Date and any unsatisfied or disputed claims by the Former Compusul Stockholder Agent under Section 9.9(b). As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Stockholders all funds remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of funds to the Stockholders pursuant to this section shall be made in proportion to their original contributions to the Escrow Fund.

         9.9 Former Compusul Stockholder Agent.

               (a) The Former Compusul Stockholder Agent shall be appointed and constituted agent by the Stockholders for and on behalf of the Stockholders: to enter into and perform in accordance with the terms and conditions of the Escrow Agreement; to give and receive notices and communications; to authorize delivery to McAfee of funds from the Escrow Fund in satisfaction of claims by McAfee; to object to such deliveries; to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and to take all actions necessary or appropriate in the judgment of the Former Compusul Stockholder Agent for the accomplishment of the foregoing and this
Article IX. The Former Compusul Stockholder Agent may resign upon thirty (30) days notice to the parties to this Agreement. The Former Compusul Stockholder Agent may be replaced by the Stockholders with a right to a majority of the Escrow Fund from time to time upon not less than five (5) days prior written notice to McAfee. No bond shall be required of the Former Compusul Stockholder Agent, and the Former Compusul Stockholder Agent shall receive no compensation for his services except as provided in Section 9.9(b). Notices or communications to or from the Former Compusul Stockholder Agent shall constitute notice to or from each of the Stockholders.

               (b) The Former Compusul Stockholder Agent shall not be personally liable to McAfee or the Stockholders for any act done or omitted hereunder as Former Compusul Stockholder Agent while acting in good faith, and any act performed or omitted pursuant to the advice of counsel shall be conclusive evidence of good faith. The Stockholders shall indemnify the Former Compusul Stockholder Agent and hold the Former Compusul Stockholder Agent harmless for their respective pro rata share against, any loss, liability or expense (including but not limited to the fees and expenses of legal counsel) that is incurred without bad faith on the part of the Former Compusul Stockholder Agent and arises out of or in connection with the acceptance or administration of the Former Compusul Stockholder Agent's duties hereunder. The Former Compusul Stockholder Agent shall have reasonable access to information about Compusul and McAfee, and the reasonable assistance of Stockholder's and McAfee's officers and employees for the purpose of performing his duties and exercising his rights hereunder; provided, however, that the Former Compusul Stockholder Agent shall treat as confidential and not disclose any nonpublic information from or about Stockholder or McAfee to anyone (except on a need to know basis to his legal counsel and other individuals who agree in writing with McAfee to treat such information as confidential). The Former Compusul Stockholder Agent shall be entitled to a distribution from the Escrow Fund equal to any such indemnity claim which has not been satisfied; provided, however, that no such distribution shall be made until all claims of McAfee set forth in any Officer's Certificate delivered to the Escrow Agent on or prior to the Termination Date have been resolved.

         9.10 Actions of the Former Compusul Stockholder Agent. A decision, act, consent or instruction of the Former Compusul Stockholder Agent shall constitute a decision of all the Stockholders, and shall be final, binding and conclusive upon each of the Stockholders, and the Escrow Agent and McAfee may rely upon any decision, act, consent or instruction of the Former Compusul Stockholder Agent as being the decision, act, consent or instruction of each and all of the Stockholders. The Escrow Agent and McAfee are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Former Compusul Stockholder Agent.

         9.11 Third-Party Claims. In the event McAfee becomes aware of a third-party claim which McAfee believes may result in a demand against the Escrow Fund, McAfee shall promptly notify the Former Compusul Stockholder Agent of such claim. McAfee shall have the right to settle any such claim with the written consent of the Former Compusul Stockholder Agent, which consent shall not be unreasonably withheld. In the event that the Former Compusul Stockholder Agent has consented to any such settlement, neither the Stockholders nor the Former Compusul Stockholder Agent shall have any power or authority to object under Section 9.6 or any other provision of this Agreement to the amount of any claim by McAfee against the Escrow Fund for indemnity with respect to such settlement. If any proceeding is commenced, or if any claim, demand or assessment is asserted, in respect of which a claim for indemnification is or might be made against the Escrow Fund based on matters other than (i) the intellectual property of Stockholder or (ii) claims made by customers of McAfee or Compusul, the Former Compusul Stockholder Agent may, at his option, contest or defend any such action, proceeding, claim, demand or assessment, with counsel selected by the Former Compusul Stockholder Agent who is reasonably acceptable to McAfee; provided, however, that if McAfee shall reasonably object to such control, then the Former Compusul Stockholder Agent and McAfee shall cooperate in the defense of such matter; provided further, that the Former Compusul Stockholder Agent shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of McAfee, which consent shall not be unreasonably withheld. With respect to any claim for indemnification based on matters relating to the intellectual property of Compusul, or customers of Compusul or McAfee, McAfee shall have the option to defend any such proceeding; provided, however, that McAfee shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Former Compusul Stockholder Agent, which consent shall not be unreasonably withheld. The Former Compusul Stockholder Agent or McAfee, whichever is not controlling the defense of any matter, shall be entitled, at their expense, to participate in such defense.

                                    ARTICLE X

                                  MISCELLANEOUS

        10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                            (a)     if to McAfee, to

                             McAfee Associates, Inc.
                             2710 Walsh Avenue
                             Santa Clara, CA 95051-0963
                             Attention:  William L. Larson,
                                         President and Chief Executive Officer
                             if to Sub, to

                             McAfee do Brasil Ltda.,
                             Rua Boa Vista, 254, 7th floor, suite 710
                             01014-907 Sao Paulo, S.P.


                             with a copy to:

                             Gunderson Dettmer Stough Villeneuve Franklin
                               & Hachigian, LLP
                             155 Constitution Drive
                             Menlo Park, California 94025
                             Attention:  Carla S. Newell

                             and

                             Pinheiro Neto Advogados
                             Rua Boa Vista, 254, 9th Floor
                             01014-907 Sao Paulo, S.P.
                             Attention: Raphael de Cunto

                        (b)  if to Compusul, to

                             Compusul
                             R. Unapitinga, 81
                             04613-070 Sao Paulo, S.P.
                             Attention:  Chief Executive Officer

                        (c)  if to the Stockholders, to

                             Joao Sau Miret
                             Rua Pedro Gomes Cardim, 128, apt. 11-A
                             05617-000 Sao Paulo, S.P.

                             Andre Pitkowski
                             Av. Dr. Silva Melo, 106, apt. 113-Bl. 4
                             04675-010 Sao Paulo, S.P.

                             Aldir Clementi
                             Rua Domingos Fernandes, 700, Apt. 111
                             04509-010 Sao Paulo, S.P.

                             with a copy to

                             Stroeter, Hallack, Apocalypse
                             Av. Indianopolis, 867
                             04063-001 Sao Paulo, S.P.

         All notices shall be effective on receipt.

         10.2 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first set forth in this Agreement.

         10.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10.4 Entire Agreement; No Third Party Beneficiaries. This Agreement, the other Transaction Documents (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder other than the rights of the Stockholders to receive the consideration specified in
Article I of this Agreement.

         10.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, U.S.A., without regard to any applicable conflicts of law.

         10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

         10.7 Attachments and Schedules. All attachments and schedules attached hereto, together with the Compusul Disclosure Schedule, are incorporated herein by reference.

         10.8 Severability. In the event that any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         10.9 Fees and Expenses. All costs and expenses, including professional fees, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. The Stockholders shall be responsible for any expenses incurred by the Stockholders and Compusul.

         10.10 Amendment. This Agreement may not be amended except by an instrument in writing signed by McAfee, Compusul, and Stockholders holding a majority of the quotas of Compusul Stock.

         10.11 Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

         10.12 Remedies of McAfee. Compusul and the Stockholders acknowledge that, in addition to all other remedies to which McAfee is entitled, McAfee shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided McAfee is not in material default hereunder. The parties also agree that the rights and remedies of each party to this Agreement set forth in this Agreement and in all of the exhibits and schedules attached hereto and documents referred to herein shall be cumulative and share inure to the benefit of each such party.

         10.13 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder the prevailing party shall be entitled to its reasonable attorneys' fees, including attorneys' fees on appeal, costs, and disbursements in addition to any other relief to which it may be entitled.

               IN WITNESS WHEREOF, McAfee, Sub, Compusul and the Stockholders have caused this Stock Purchase Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                      McAFEE ASSOCIATES, INC.


                                      By:    /s/ TERRY DUREA
                                             -----------------------------------

                                      Title: VICE PRESIDENT
                                             -----------------------------------


                                      McAFEE DO BRASIL LTDA.



                                      By:    /s/ RAPHAEL DE CUNTO
                                             -----------------------------------

                                      Title: FALSNER, PINHIGLO NETO, AVOGADOS
                                             -----------------------------------


                                      COMPUSUL  - CONSULTORIA E COMERCIO DE
                                      INFORMATICA LTDA.


                                      By:    /s/ JOAO SAU MIRET
                                             -----------------------------------

                                      By:    /s/ ANDRE PITKOWSKI
                                             -----------------------------------

                                      By:    /s/ ALDIR CLEMENTI
                                             -----------------------------------

                                      Title:
                                             -----------------------------------


                                      STOCKHOLDERS:

                                      /s/ JOAO SAU MIRET
                                      ------------------------------------------
                                      Joao Sau Miret

                                      /s/ ANDRE PITKOWSKI
                                      ------------------------------------------
                                      Andre Pitkowski

                                      /s/ ALDIR CLEMENTI
                                      ------------------------------------------
                                      Aldir Clementi